UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

See the disclosure under Item 5.02 of this current report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2010, we agreed to salary decreases for, among others, our Chief Executive Officer and our Chief Financial Officer. These salary decreases resulted from the sale of our Albanian project to Petromanas Energy Inc. and reflected our agreement that these two officers would spend some of their time working for our company and some of their time working for Petromanas Energy Inc. The annual salary for our Chief Executive Office, Erik Herlyn, was decreased to $17,232 . The annual salary for our Chief Financial Officer, Ari Muljana was decreased to $52,093.

Effective April 1, 2010, we informally entered into new compensatory arrangements with respect to Mr. Herlyn and Mr. Muljana.

Effective April 1, 2010, Petromanas Energy Inc. has agreed to pay Mr. Herlyn an annual salary. We have agreed that Petromanas Energy Inc. can invoice us for a portion of the salary that it pays to Mr. Herlyn, for services provided to us. Currently, we have agreed to carry 10% of Mr. Herlyn’s salary.

Effective April 1, 2010, we have agreed to pay Mr. Muljana an annual salary of CHF 160,000 (approximately U.S. $150,244). We have agreed with Petromanas Energy Inc. that, for services provided to Petromanas, we will invoice Petromanas a portion of this salary (currently, we have agreed upon an annual amount of CAD 100,000, or approximately U.S. $98,030). CHF 160,000 represents Mr. Muljana’s annual salary prior to the salary decrease effective March 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By: /s/ Ari Muljana

Ari Muljana
Chief Financial Officer
Dated: April 19, 2010